Exhibit 10.44

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by KLA-Tencor Corporation to the Securities and Exchange Commission (the “SEC”). Such portions have been redacted and are marked with a “**” in place of the redacted language. The redacted information has been filed separately with the SEC.

FY14 EXECUTIVE INCENTIVE PLAN
(Annual Executive Bonus)

Plan Summary
This KLA-Tencor Executive Incentive Plan (this “Plan”) is intended to motivate senior executives to achieve short-term and long-term corporate objectives by providing a competitive bonus for target performance and potential upside for outstanding performance.

Plan Period
This Plan is effective for the fiscal year period from July 1, 2013 through June 30, 2014 (the “Plan Period”). Newly eligible employees (e.g., employees promoted to an incentive-eligible position for the first time or a new hire) must be in an eligible position on or before April 1, 2014 and recorded in the HR system in order to qualify for participation in this fiscal year.

Eligible Positions
The Company’s Chief Executive Officer (“CEO”) and employees holding a position at the X02 level and above (collectively, with the CEO, “Executives”) are eligible to participate in the Plan.

Program Payments
Bonus payments, based on performance during the Plan Period, will be paid within 90 days following June 30, 2014. Bonus calculations are based on paid base salary for the applicable Plan Period. Paid base salary includes base salary and seasonal bonuses paid in some countries if the seasonal bonus is considered a component of the employee’s annual salary. Paid base salary does not include relocation allowances and reimbursements, tuition reimbursements, car/transportation allowances, expatriate allowances, commissions, long-term disability payments, or bonuses paid during the fiscal year. A participant must be a regular, active employee of the Company on the date of the payout in order to receive payment. Employees who are promoted or hired into an eligible position during the year (on or before April 1) will have their payouts calculated on paid salary from the effective date of the promotion or hire. If an employee’s target bonus changes during the year, the payout will be prorated.

Target Bonus
A target bonus is established as a percent of base salary for each Plan participant.

Funding Threshold
Total available funding for the Plan will be determined by performance against a threshold level as measured by Balanced Scorecard and Operating Margin percentage (“OM”)* performance for the fiscal year. The Plan will be fully funded (equivalent to the sum, for all Plan participants in the aggregate, of 3.00 times the product of each Plan participant’s target bonus percentage and base salary during the Plan Period) upon achievement of Operating Margin Performance of **%. This performance threshold constitutes the performance threshold for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). This fully funded amount represents the maximum bonus opportunity for all Plan participants in the aggregate and the maximum total cost of the Plan.

KLA-Tencor: Confidential        Effective July 1, 2013

Performance Matrix and Determination of Funding Available for Bonus Payments
The level of funding available for payment to participating Executives will be based on performance as measured against the Corporate Balanced Scorecard and OM performance, as provided in the table (“Final FY14 Executive Bonus Payout Table”) below. Amounts in the table represent the multiple of each participating Executive’s target bonus available for allocation of bonus payments, subject to any positive or negative adjustment based on such Executive’s IPM (as defined below).

FY14 Executive Bonus Payout Table
Balanced Scorecard Performance		Operating Margin Performance
		<**%	**%	**%	**%	**%	**%	**%	**%	**%
Exceptional	5	—%	29%	102%	109%	145%	160%	262%	378%
	4+	—%	26%	91%	98%	130%	143%	235%	339%
	4	—%	23%	81%	86%	115%	127%	208%	300%
	3+	—%	20%	70%	75%	100%	110%	181%	261%	342%
Primarily Meets Expectations	3	—%	18%	62%	66%	88%	97%	159%	230%	301%
	2+	—%	15%	53%	57%	76%	84%	137%	198%	260%
	2	—%	13%	45%	48%	64%	70%	116%	167%	219%
	1+	—%	10%	36%	39%	52%	57%	94%	136%	178%
Opportunity for Improvement	1	—%	8%	28%	30%	40%	44%	72%	104%	137%

	% of Plan	**%	**%	**%	**%	**%	**%	**%	**%	**%

FY14 Target BSc and Non-GAAP Operating Margin Performance
Multiple cannot exceed 300% regardless of performance

Individual Performance and Determination of Executive Bonus Payments
The actual bonus payment amount for each individual Executive (other than the CEO) will be based on the CEO’s assessment of the Executive’s performance for the year and determination of an Individual Performance Multiplier (“IPM”) ranging from 80-120%. The IPM is multiplied by the Executive’s target bonus and the multiple achieved from the Performance Matrix above to determine the actual bonus payment amount (see bonus calculation below). Each Executive’s performance will be evaluated based on how effectively they led their organization as demonstrated against the key Balanced Scorecard measures and objectives for the Executive’s respective organization. The IPM and final bonus payments for each Plan participant who is an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, with the exception of the CEO, will be recommended by the CEO and reviewed and approved by the Compensation Committee. The IPM and final bonus payment for the CEO will be determined and approved by the Company’s Board of Directors.

KLA-Tencor: Confidential        Effective July 1, 2013

Bonus Calculation
The formula for a participant’s bonus calculation is:

Participant’s paid base salary for the Plan Period
x Participant’s target bonus percentage
x Payout multiple from the Executive Bonus Payout Table
x Participant’s Individual Performance Multiplier (IPM)

In no event can an individual bonus payment to a participant exceed 3.00 times such participant’s target bonus (i.e., 3.00 times the product of (a) the participant’s paid base salary for the Plan Period times (b) the Participant’s target bonus percentage).

General Provisions
The Compensation Committee (or the independent members of the Company’s Board of Directors, within the meaning set forth in Section 162(m) (the “Independent Directors”)) shall be the Plan Administrator. The Compensation Committee (or the Independent Directors) shall make such rules, regulations, interpretations and computations and shall take such other action to administer the Plan as it may deem appropriate. The establishment of the Plan shall not confer any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a participant in the Plan.

This Plan shall be construed, administered and enforced by the Compensation Committee (or the Independent Directors), in its sole discretion. The laws of the State of California will govern any legal dispute involving the Plan. The Compensation Committee (or the Independent Directors) may at any time alter, amend or terminate the Plan, subject to the requirements of Section 162(m).

This Plan is adopted pursuant to the KLA-Tencor Performance Bonus Plan and sets forth the terms and conditions for the fiscal year 2014 annual incentive program.

* References in this Plan to Operating Margin refer to the Company’s calculation of non-GAAP Operating Margin

KLA-Tencor: Confidential        Effective July 1, 2013